Exhibit 99.1
For Immediate Release
Contact:   Robert Copple or Nikki Sacks
972-665-1500
CINEMARK REPORTS RESULTS FOR THIRD QUARTER 2007
Plano, TX, November 12, 2007 — Cinemark Holdings, Inc. (NYSE: CNK), a leading motion picture exhibitor, today reported results for the three and nine months ended September 30, 2007.
Cinemark Holdings, Inc.’s revenues for the three months ended September 30, 2007 increased 63.7% to $471.5 million from $288.0 million for the three months ended September 30, 2006. Admissions revenues increased 73.3% and concession revenues increased 59.8%. The increases were primarily related to a 33.5% increase in attendance; a 29.7% increase in average ticket prices; and a 20.0% increase in concession revenues per patron, all of which were favorably impacted by the acquisition of Century Theatres, Inc. that occurred on October 5, 2006.
Adjusted EBITDA for the three months ended September 30, 2007 increased 87.8% to $116.0 million from $61.8 million for the three months ended September 30, 2006. The Company’s Adjusted EBITDA margin was 24.6% for the three months ended September 30, 2007. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
Net income before taxes for the three months ended September 30, 2007 was $36.7 million. As a result of the interim period income tax allocations required under generally accepted accounting principles, the Company recorded income tax expense of $60.1 million for the three months ended September 30, 2007. The effective tax rate for the three months ended September 30, 2007 was 163.8%. The high tax rate for the quarter balances the lower tax rates the Company recorded during the first two quarters of 2007, including the income tax credit recorded during the second quarter. The Company’s effective tax rate for the nine months ended September 30, 2007 was 32.8%. The impact of the interim income tax allocation for the three months ended September 30, 2007 was the reason for the Company’s net loss after taxes of $23.4 million.
“In the third quarter the domestic industry box office benefited from a quality slate of movies, driving Cinemark’s strong topline growth,” stated Alan Stock, Cinemark’s Chief Executive Officer. “Our international business also enhanced Cinemark’s performance, with a solid quarter of more than 20% revenue growth along with margin expansion. We increased our year-over-year EBITDA margins by 320 basis points due to our solid operating leverage and effective cost management. The fourth quarter box office has started slower than we would have liked, but we are optimistic about the upcoming holiday releases. We remain focused on our profitability, developing our new theatre pipeline and positioning ourselves to capitalize on leading edge industry innovations in order to create long term shareholder value.”
Cinemark Holdings, Inc.’s revenues for the nine months ended September 30, 2007 increased 55.5% to $1,289.6 million from $829.1 million for the nine months ended September 30, 2006. Admissions revenues increased 62.4% and concession revenues increased 52.9%. The increases were primarily related to a 28.5% increase in attendance; a 26.5% increase in average ticket prices; and an 18.7% increase in concession revenues per patron, all of which were favorably impacted by the acquisition of Century Theatres, Inc. that occurred on October 5, 2006.
Adjusted EBITDA for the nine months ended September 30, 2007 increased 62.6% to $293.1 million from $180.3 million for the nine months ended September 30, 2006. The Company’s Adjusted EBITDA margin was 22.7% for the nine months ended September 30, 2007. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.

Net income for the nine months ended September 30, 2007 was $142.7 million compared to net income of $21.2 million for the nine months ended September 30, 2006.
Net income for the nine months ended September 30, 2007 benefited from a $129.6 million after tax gain on the National CineMedia IPO, but was impacted by non-cash impairment charges of $60.4 million, the majority of which resulted from the Company amending its operating agreement with National CineMedia LLC (NCM). Cinemark records and measures goodwill for impairment purposes at an individual theatre level, rather than aggregated at the corporate level, which can result in more volatile impairment charges.
During the nine months ended September 30, 2007, the Company repurchased approximately $332.1 million aggregate principal amount of its 9% senior subordinated notes primarily utilizing the proceeds from the NCM transaction and repurchased $47.0 million aggregate principal amount at maturity of it 9 3/4% senior discount notes utilizing the proceeds from its initial public offering. The Company recorded a loss on early retirement of debt of approximately $11.5 million related to these note repurchases.
On September 30, 2007, the Company’s aggregate screen count was 4,596, with screens in the United States, Canada, Mexico, Argentina, Brazil, Chile, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Colombia. As of September 30, 2007, the Company had signed commitments to open six new theatres with 83 screens by the end of 2007 and open 14 new theatres with 183 screens subsequent to 2007.
Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 5:00 P.M. Eastern time. The call can be accessed live over the phone by dialing (800) 374-1346, or for international callers, (706) 679-3149. The passcode is 21619028. Additionally, a live audio webcast will be available to interested parties at www.cinemark.com under the Investor Relations section. A replay will be available shortly after the call and can be accessed by dialing (800) 642-1687, or for international callers, (706) 645-9291. The passcode for the replay is 21619028. The replay will be available until November 14, 2007.
About Cinemark Holdings, Inc.
Headquartered in Plano, TX, Cinemark is a leader in the motion picture exhibition industry. As of September 30, 2007, Cinemark operates 404 theatres and 4,596 screens in 38 states in the United States and internationally in 12 countries, mainly in Mexico, South and Central America. For more information go to www.cinemark.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment and determinations in lawsuits in which we are defendants. You can identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s annual report on Form 10-K for the latest fiscal year ended and quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.
Financial and Operating Summary
(unaudited, in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Statement of Operations data:
Revenues
Admissions	$307,951	$177,653	$835,058	$514,183
Concession	144,330	90,250	397,865	260,223
Other	19,218	20,092	56,634	54,683

Total revenues	471,499	287,995	1,289,557	829,089

Cost of operations
Film rentals and advertising	166,822	95,759	454,200	275,005
Concession supplies	22,546	15,016	62,671	41,863
Facility lease expense	54,943	38,268	159,841	113,128
Other theatre operating expenses	97,288	62,983	275,326	179,926
General and administrative expenses	20,617	16,448	57,731	45,958
Termination of profit participation agreement	—	—	6,952	—
Depreciation and amortization	38,273	21,357	113,427	64,523
Impairment of long-lived assets	3,624	4,276	60,390	5,199
(Gain) loss on sale of assets and other	942	3,757	(617)	5,300

Total cost of operations	405,055	257,864	1,189,921	730,902

Operating income	66,444	30,131	99,636	98,187

Interest expense (1)	(34,968)	(22,531)	(111,766)	(67,108)
Gain on NCM transaction	—	—	210,773	—
Gain on Fandango transaction	—	—	9,205	—
Loss on early retirement of debt	(3,584)	—	(11,536)	(2,501)
Distributions from NCM	4,392	—	5,754	—
Other income	4,374	364	10,383	2,168

Income before taxes	36,658	7,964	212,449	30,746
Income taxes	60,054	5,688	69,764	9,576

Net income (loss)	$(23,396)	$2,276	$142,685	$21,170

Net Earnings (Loss) Per Share:
Basic	$(0.22)	$0.03	$1.42	$0.26

Diluted	$(0.22)	$0.03	$1.39	$0.25

Other Financial Data:
Adjusted EBITDA (2)	$116,000	$61,760	$293,139	$180,285
Adjusted EBITDA margin	24.6%	21.4%	22.7%	21.7%
Other Operating Data:
Attendance (patrons):
Domestic	42,967	28,617	116,821	81,558
International	17,275	16,445	48,289	46,929

Worldwide	60,242	45,062	165,110	128,487

Average screen count (month end average):
Domestic	3,606	2,469	3,563	2,449
International	984	939	969	926

Worldwide	4,590	3,408	4,532	3,375

	As of	As of
	September 30,	December 31,
	2007	2006
Balance Sheet Data:
Cash and cash equivalents	$333,076	$147,099
Theatre properties and equipment, net	1,332,315	1,324,572
Total assets	3,290,320	3,171,582
Long-term debt, including current portion	1,534,636	1,911,653
Stockholders’ equity	1,087,553	689,297
Segment Information
(unaudited, in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues
U.S.	$378,417	$210,733	$1,033,835	$607,729
International	93,910	77,818	257,961	222,780
Eliminations	(828)	(556)	(2,239)	(1,420)

Total Revenues	$471,499	$287,995	$1,289,557	$829,089

Adjusted EBITDA (2)
U.S.	$94,732	$45,685	$237,606	$135,074
International	21,268	16,075	55,533	45,211

Total Adjusted EBITDA	$116,000	$61,760	$293,139	$180,285

Capital Expenditures
U.S.	$28,802	$14,533	$81,847	$59,931
International	8,099	8,306	28,202	17,971

Total Capital Expenditures	$36,901	$22,839	$110,049	$77,902

Reconciliation of Adjusted EBITDA
(unaudited, in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Net income (loss)	$(23,396)	$2,276	$142,685	$21,170
Income taxes	60,054	5,688	69,764	9,576
Interest expense (1)	34,968	22,531	111,766	67,108
Gain on NCM transaction	—	—	(210,773)	—
Gain on Fandango transaction	—	—	(9,205)	—
Loss on early retirement of debt	3,584	—	11,536	2,501
Other income	(4,374)	(364)	(10,383)	(2,168)
Termination of profit participation agreement	—	—	6,952	—
Depreciation and amortization	38,273	21,357	113,427	64,523
Impairment of long-lived assets	3,624	4,276	60,390	5,199
(Gain) loss on sale of assets and other	942	3,757	(617)	5,300
Deferred lease expenses (3)	1,295	1,289	4,606	4,112
Amortization of long-term prepaid rents (3)	314	234	826	816
Stock option compensation expense (4)	716	716	2,165	2,148

Adjusted EBITDA (2)	$116,000	$61,760	$293,139	$180,285

(1)	Includes amortization of debt issue costs and excludes capitalized interest.

(2)	Adjusted EBITDA as calculated in the chart above represents net income (loss) before income taxes, interest expense, gain on NCM transaction, gain on Fandango transaction, loss on early retirement of debt, other income, termination of profit participation agreement, depreciation and amortization, impairment of long-lived assets, (gain) loss on sale of assets and other, changes in deferred lease expense, amortization of long-term prepaid rents and stock option compensation expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes. Adjusted EBITDA margin represents Adjusted EBITDA divided by total revenues.

(3)	Non-cash expense included in facility lease expense.

(4)	Non-cash expense included in general and administrative expenses.

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